Exhibit 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report relating to the consolidated and combined financial statements and financial statement schedule of Winthrop Realty Trust (formerly First Union Real Estate Equity and Mortgage Investment) dated March 14, 2006, August 9, 2006, as to the effects of the restatement discussed in Note 23 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussed in Note 23), and our report relating to management's report on the effectiveness of internal control over financial reporting dated March 14, 2006, August 9, 2006 as to the effects of the material weakness described in management's report (which report expresses an adverse opinion on the effectiveness of internal control over financial reporting), appearing in the Annual Report on Form 10K/A (Amendment No.3) of Winthrop Realty Trust for the year ended December 31, 2005 and to the reference to us under the heading "Experts" in the Prospectus, which is a part of this Registration Statement.


DELOITTE & TOUCHE LLP
Boston, MA

August 24, 2006